UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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J.Jill, Inc.

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4 Batterymarch Park

Quincy, Massachusetts 02169

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2019

To the Stockholders of J.Jill, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of J.Jill, Inc. (the “Company,” “J.Jill” or “we”) will be held on June 6, 2019 at 1 Batterymarch Park, Quincy, MA 02169 at 9:00 AM EDT. The meeting is called for the following purposes:

1.    To elect three directors to our Board of Directors, each to serve as a Class II director for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2022 and until such director’s successor has been duly elected and qualified;

2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending February 1, 2020; and

3.    To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of J.Jill, Inc. common stock as of the close of business on April 15, 2019, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that our Board of Directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Quincy, Massachusetts during ordinary business hours or on a reasonably accessible electronic network as provided by applicable law in the 10-day period preceding the meeting for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2018 Annual Report (including our Annual Report on Form 10-K for the year ended February 2, 2019) to stockholders via the Internet. On or about April 22, 2019, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2018 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, our Board of Directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of J.Jill, Inc.,

Linda Heasley Chief Executive Officer, President and Director
Quincy, Massachusetts
Dated: April 22, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 6, 2019: J.Jill, Inc.’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 2, 2019 are also available at www.astproxyportal.com/ast/JJill.

J.JILL, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 6, 2019

J.JILL, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2019

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting of Stockholders to be held on June 6, 2019 at 9:00 AM EDT at 1 Batterymarch Park, Quincy, MA 02169, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 15, 2019 are entitled to notice of and to vote at our Annual Meeting of Stockholders (the “Annual Meeting”).

In accordance with the rules of the Securities and Exchange Commission, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2018 Annual Report to Stockholders, including financial statements, and a Proxy Card for the Annual Meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 22, 2019. We mailed a Notice of Internet Availability of Proxy Materials on or about April 22, 2019 to our stockholders of record and beneficial owners as of April 15, 2019, the record date for the Annual Meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the Annual Meeting. Stockholder votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the Annual Meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING

Q:    Why am I receiving these proxy materials?

A:    We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on their Proxy Card. If a Proxy Card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of our Board of Directors set forth in this Proxy Statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our common stock, par value $0.01 per share, cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

Q:    Who may vote at the Annual Meeting?

A:    Our Board of Directors set April 15, 2019 as the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on April 15, 2019, you may attend and vote at the Annual Meeting. On all matters to be voted on, each stockholder is entitled to one vote for each share of common stock held by such stockholder. As of April 15, 2019, there were 43,916,374 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote in person at the Annual Meeting. You will need to present a form of personal photo identification in order to be admitted to the Annual Meeting.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:    What is the quorum requirement for the Annual Meeting?

A:    A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:

•	Are present and entitled to vote in person at the Annual Meeting; or

•	Properly submitted a Proxy Card or Voter Instruction Card.

If you are present in person or by proxy at the Annual Meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each of the proposals listed in this Proxy Statement identifies the votes needed to approve the proposed action.

Q:    What proposals will be voted on at the Annual Meeting?

A:    The two proposals to be voted on at the Annual Meeting are as follows:

1. To elect three directors to our Board of Directors, each to serve as a Class II director for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2022 and until such director’s successor has been duly elected and qualified; and

2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.

We will also consider any other business that properly comes before the Annual Meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.

Q:    What is the vote required for each proposal and what are my voting choices?

A:    With respect to Proposal 1, the election of directors, you may vote FOR or WITHHOLD. A plurality of the votes cast is required to be elected as a director. A “plurality of the votes cast” means that the three director nominees that receive the most number of votes cast “FOR” will be elected. If you WITHHOLD from voting on Proposal 1, the withhold vote will have no effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each director).

With respect to Proposal 2 (or on any other matter to be voted on at the Annual Meeting), you may vote FOR, AGAINST or ABSTAIN, and the vote required is the affirmative vote of a majority of the shares entitled to vote and present or represented by proxy. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.

Q:    How does our Board of Directors recommend that I vote?

A:    Our Board of Directors recommends that you vote:

1.    FOR the election of the three director nominees named in this proxy statement; and

2.    FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.

Q:    What is the effect of a broker non-vote?

A:    Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive instructions from the beneficial owner regarding how to vote on a particular proposal and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum or the outcome of voting on Proposal 1. Because brokers may exercise discretion to vote on Proposal 2, we do not anticipate any broker non-votes with regard to this proposal. If you hold shares in street name and do not vote on Proposal 1, your shares will not be voted in respect of Proposal 1 and will be counted as broker non-votes.

Q:    Can I access these proxy materials on the Internet?

A:    Yes. The Notice of Annual Meeting, Proxy Statement, and 2018 Annual Report to Stockholders (including the Annual Report on Form 10-K for the year ended February 2, 2019) are available for viewing, printing, and downloading at www.astproxyportal.com/ast/JJill. They are also available under the Investor Relations—Financial Information—SEC Filings section of our website at www.jjill.com and through the SEC’s EDGAR system at http://www.sec.gov . All materials will remain posted on www.astproxyportal.com/ast/JJill at least until the conclusion of the Annual Meeting.

Q:    How may I vote my shares in person at the Annual Meeting?

A:    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. You will need to present a form of personal photo identification in order to be admitted to the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please contact your broker, nominee or trustee if you wish to obtain such a “legal proxy”.

Q:    How can I vote my shares without attending the Annual Meeting?

A:    If your shares are held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by following the instructions provided in the Notice of Internet Availability; or

•

By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

The Internet voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet must be completed by 11:59 PM EDT on June 5, 2019. Of course, as described in the immediately preceding question and answer, you can always come to the Annual Meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors, as permitted by law.

Q:    How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the Annual Meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Secretary and General Counsel at 4 Batterymarch Park, Quincy, Massachusetts 02169 at or before the taking of the vote at the Annual Meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Secretary and General Counsel at 4 Batterymarch Park, Quincy, Massachusetts 02169 at or before the taking of the vote at the Annual Meeting;

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy); or

•

If you voted via the Internet, voting again by the same means prior to 11:59 PM EDT on June 5, 2019 (your latest Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy from them.

Q:    Is TowerBrook entitled to designate any director nominees for election to our Board of Directors?

A:    Under the Stockholders Agreement, dated as of March 14, 2017 (the “Stockholders Agreement”), TI IV JJill Holdings, LP (“TI IV”), an affiliate of TowerBrook Capital Partners L.P. (“TowerBrook”), based on its beneficial ownership of 58.7% of our outstanding common stock, has the right to designate as nominees (the “TowerBrook Nominees”) a majority of director nominees for election to our Board of Directors.

Q:    Where can I find the voting results of the Annual Meeting?

A:    We will announce the preliminary voting results at the Annual Meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q:    For how long can I access the proxy materials on the Internet?

A:    The Notice of Annual Meeting, Proxy Statement, 2018 Annual Report to Stockholders, and Annual Report on Form 10-K for the fiscal year ended February 2, 2019 will remain posted on this website until the conclusion of the Annual Meeting, and also are and will remain available, free of charge, in PDF and HTML format under the Investor Relations—Financial Information—SEC Filings section of our website at www.jjill.com.

Q: What are the implications of being an “emerging growth company”?

A:    We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest to occur of: (a) January 29, 2023; (b) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (c) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year; or (d) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the three nominees named in this proxy statement as Class II directors. Each of the Class II directors elected at the Annual Meeting will hold office until the 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Our Board of Directors has nominated Michael Eck, Linda Heasley and Michael Recht to serve as Class II directors for terms expiring at the 2022 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified. The persons named as proxies will vote to elect Michael Eck, Linda Heasley and Michael Recht unless a stockholder indicates that his or her shares should be withheld with respect to one, two or all three nominees.

In the event that any nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All the nominees are currently serving as directors and we do not expect that the nominees will be unavailable or will decline to serve.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

In connection with our initial public offering in March 2017 (our “IPO”), we entered into the Stockholders Agreement with TI IV, an affiliate of TowerBrook, which provides that TI IV, for so long as TI IV beneficially owns at least 50% of our common stock, is entitled to designate for nomination a majority of our Board of Directors. When TI IV beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, TI IV is entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person. When TI IV owns less than 10% of our common stock but owns at least 5% of our common stock, TI IV is entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person, and (ii) one director.

Our Board of Directors recommends that you vote FOR each of the nominees for our Board of Directors in this Proposal 1.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 4 Batterymarch Park, Quincy, Massachusetts 02169.

Name	Age	Position(s) with J.Jill, Inc.	Director Since
Linda Heasley	63	Chief Executive Officer, President and Director	March 2017
David Biese	54	Executive Vice President, Chief Financial and Operating Officer	N/A
Brian Beitler	45	Chief Marketing and Brand Development Officer	N/A
Michael Eck	56	Director	February 2017
Marka Hansen	65	Director	February 2017
P. Kelly Mooney	55	Director	April 2019
Travis Nelson	48	Director	February 2017
Michael Rahamim	66	Chairman of the Board of Directors	February 2017
Michael Recht	39	Director	February 2017
Andrew Rolfe	52	Director	February 2017
James Scully	54	Director	August 2017

Set forth below is a brief biography of each of our directors and executive officers.

Directors

Class II Directors

The term of the following three Class II directors will expire at the 2019 Annual Meeting. Michael Eck, Linda Heasley and Michael Recht are the only nominees for election at the 2019 Annual Meeting, for a term that will expire at the 2022 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified.

Michael Eck has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on our Board of Directors of our former parent company since November 2016. Mr. Eck was the Global Head of the Consumer and Retail Investment Banking Group at Morgan Stanley from 2008 until his retirement in 2014. Prior to that, Mr. Eck worked at Citigroup from 1993 to 2008, where he was the Global Head of the Consumer and Retail Banking Group, and at Credit Suisse First Boston from 1987 to 1993. In January 2016, Mr. Eck joined M. Klein and Company, a global strategic advisory firm, as a Senior Advisor. From December 1, 2017 to December 31, 2018 Mr. Eck served as the Interim Chief Executive Officer of The Johnson Controls Hall of Fame Village on behalf of M. Klein and Company and since December 31, 2018 has served as an independent advisor to the Chief Executive Officer of The Johnson Controls Hall of Fame Village. From 2015 to April 2018 he served as an independent Board member and Chairman of the Audit Committee of Blue Buffalo Pet Products, Inc., a publicly-held leading natural pet food company, until Blue Buffalo Pet Products, Inc. was acquired by General Mills Inc. in April 2018. Mr. Eck is also the co-founder and chief executive officer of Steer for Student Athletes. In addition, he previously served as a Board member of USA Ultimate and as a member of the Senior Advisory Board of Shopkick. Mr. Eck received his Masters in Management from Northwestern University and his B.S. in Business from the McIntire School of Commerce at the University of Virginia. He was selected to serve on our Board of Directors because of his extensive knowledge of corporate strategy, corporate financing and accounting, capital investment and operations and the consumer sector.

Linda Heasley was appointed as Chief Executive Officer of J.Jill in April 2018 and as President of J.Jill in December 2018 and has served as a director of J.Jill since March 2017. Ms. Heasley previously served as the

Chief Executive Officer of The Honey Baked Ham Company, LLC from February 2017 to March 2018. From February 2013 to September 2016, she was the President and Chief Executive Officer of Lane Bryant, Inc., a division of Ascena Retail Group, Inc., and from October 2016 to February 2017, she was the President and Chief Executive Officer of Plus Fashion Segment, also a division of Ascena Retail Group, Inc. Prior to that, Ms. Heasley served as the Chairman, President and Chief Executive Officer of Limited Stores LLC from August 2007 until February 2013. She has held senior leadership roles at CVS Health Corporation, Timberland LLC and Limited Brands, Inc. Ms. Heasley is currently a member of the Board of Directors of Sally Beauty Holdings, Inc. Ms. Heasley received her M.B.A. from the University of California, Los Angeles (UCLA) and her A.B. from Harvard University. She was selected to serve on our Board of Directors because of her expertise in women’s apparel businesses and her extensive experience in leadership positions in the retail industry.

Michael Recht has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on our Board of Directors of our former parent company since May 2015. Mr. Recht is a Managing Director at TowerBrook, our principal stockholder, where he has worked since August 2013. From August 2010 to August 2013, Mr. Recht was a Senior Associate with the Retail & Consumer team at Apax Partners LLP (“Apax”). Prior to joining Apax, Mr. Recht was an Associate at Thoma Cressey Bravo where he focused on investments in the consumer products and services sector. Prior to that, Mr. Recht was a member of the Technology & Defense teams at CIBC World Markets. He currently serves as a director of Wilton Industries, Inc. He received his M.B.A. from the Kellogg School of Management at Northwestern University and his B.A. from Williams College. Mr. Recht was selected to serve on our Board of Directors because of his broad finance experience, particularly in the retail and consumer products industry.

Class III Directors

The term of the following three Class III directors will expire at the 2020 Annual Meeting of Stockholders.

P. Kelly Mooney has served as a director of J.Jill since April 2019. Ms. Mooney joined IBM iX in September 2017 and served as Chief Experience Officer until May 2018. Prior to this, Ms. Mooney held a variety of executive roles with Resource/Ammirati, a digital marketing firm, including Chief Executive Officer; President; and Chief Experience Officer and Director of Intelligence. Ms. Mooney helped grow Resource/Ammirati to be one of the largest independent and largest female-owned digital consultancy agencies in the U.S by attracting several Fortune 500 clients. During her tenure, she led the development and delivery of integrated marketing, digital experience, ecommerce, mobile and innovation consulting services and was also accountable for Human Resources, IT, Finance and Operations. In January 2016, Ms. Mooney and her partners sold Resource/Ammirati to IBM to become part of IBM iX, one of the largest digital consultancies in the world. Ms. Mooney is a member of the Board of Directors of Sally Beauty Holdings, Inc., where she has been a member of the Board since August 2018. Ms. Mooney has a Bachelor of Science in Industrial Design from The Ohio State University. Ms. Mooney was selected to serve on our Board of Directors because of her executive, management, e-commerce and marketing experience.

Michael Rahamim has served as Chairman of the Board of Directors of J.Jill since our conversion to a corporation in February 2017 and served as Chairman of the Board of Directors of our former parent company since May 2015. From January 2011 through January 2014, Mr. Rahamim served as the Executive Chairman of Phase Eight (Fashion & Designs) Limited (“Phase Eight”), a portfolio company of TowerBrook, our principal stockholder, and remained Chairman of the Board until January 2015, when Phase Eight was sold. Mr. Rahamim has over 20 years of experience in the fashion retail industry. In 1992, Mr. Rahamim developed the UK franchise of Kookai S.A., a French high fashion business, and introduced the Sandro and Maje French high fashion brands to the UK. Mr. Rahamim has previously worked in soft commodities and financial futures and was one of the founding seat holders on the London International Financial Futures Exchange. He qualified as a Chartered Accountant in 1977. Mr. Rahimim currently serves as a director of Kaporal Jeans and has served as a director of Whistles Limited from March 2009 until April 2016. He is also a member of the Senior Advisory Board of

TowerBrook. Mr. Rahamim was selected to serve on our Board of Directors because of his extensive understanding of the International fashion retail industry through his experience in leadership positions and his investments with other retailers.

Andrew Rolfe has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on the Board of Directors of our former parent company since May 2015. Mr. Rolfe has served as a Managing Director and the Head of Private Equity, USA of TowerBrook, our principal stockholder, since January 2011. Mr. Rolfe is also the Chairman of the Portfolio Committee and a member of the Management Committee at TowerBrook. Prior to joining TowerBrook, Mr. Rolfe served as President of The Gap Inc.’s International Division from November 2003 until February 2006, where he also served as a member of the Executive Leadership Team. Mr. Rolfe has also held roles as the Chairman and Chief Executive Officer of Pret A Manger (Europe) Ltd and the Chief Executive Officer of Booker Foodservice. He currently serves as a director of True Religion Apparel, Inc., Wilton Industries, Inc., Kaporal Jeans and Beverages & More, Inc. Mr. Rolfe received his M.B.A. from Harvard Business School and his B.A. from Oxford University. He was selected to serve on our Board of Directors because of his extensive experience in leadership positions in the retail industry.

Class I Directors

The term of the following three Class I directors will expire at the 2021 Annual Meeting of Stockholders.

Marka Hansen has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on the board of directors of our former parent company since May 2015. Ms. Hansen previously served as a Retail Consultant at Stitch Fix, Inc. from February 2013 to August 2013. Prior to that, she was the President of Gap North America from February 2007 until February 2011. Ms. Hansen served as the President of Banana Republic, LLC, a division of The Gap, from June 2003 until February 2007, and served in various leadership positions at The Gap after joining the company in 1987. Ms. Hansen served as a director of True Religion Apparel, Inc., from September 2013 until October 2017. She currently serves as a director of Sur la Table, Stitch Fix, Inc. and The Orvis Company, Inc. She received her B.A. in Liberal Studies from Loyola Marymount University. Ms. Hansen was selected to serve on our board of directors because of her extensive experience in leadership positions in the retail industry.

Travis Nelson has served as a director of J.Jill since our conversion to a corporation in February 2017 and previously he served on the board of directors of our former parent company since May 2015. Since March 2018, Mr. Nelson has served as the Managing Member of Eclipse Investors LLC, an independent investment management firm. Mr. Nelson served as a Managing Director at TowerBrook, our principal stockholder, from July 2005 until January 2018 and currently serves as a member of TowerBrook’s Management Advisory Board. Prior to joining TowerBrook, Mr. Nelson co-founded Pacific Partners LLC (“Pacific Partners”), a private equity firm specializing in software and technology services investments and served as a Managing Director from 2000 to 2005. Prior to Pacific Partners, Mr. Nelson served as an investment professional at Oak Hill Capital Management and Freeman Spogli & Co., working on private investments in a wide range of companies, and served as a consultant to the CEO of NetJets. Mr. Nelson began his career as an investment banker at Goldman Sachs. Mr. Nelson earned his B.A. from DePauw University and received his M.B.A. from the Stanford Graduate School of Business. He was selected to serve on our board of directors because of his broad business and investment experience, including extensive experience in corporate finance and mergers and acquisitions.

James Scully has served as a director of J.Jill since August 2017. Mr. Scully is a private investor and business consultant. Previously, he served as Avon Products, Inc.’s Executive Vice President and Chief Operating Officer from January 2016 to September 2017. He also served as Executive Vice President and Chief Financial Officer at Avon from March 2015 to December 2016. Prior to his role at Avon, Mr. Scully served as the Chief Operating Officer of the J. Crew Group, Inc., a specialty apparel and accessories retailer. Mr. Scully served as J. Crew’s Executive Vice President and Chief Financial Officer from September 2005 to May 2012 and

Chief Administrative Officer from April 2008 to April 2013. His responsibilities at J. Crew included all aspects of Finance (Accounting, Financial Planning and Analysis, Treasury and Investor Relations) as well as Operations (Information Technology, Global Supply Chain, Production/Sourcing, Legal, Real Estate, Planning and Construction, Loss Prevention and Facilities). Prior to joining J. Crew in 2005, Mr. Scully served in key roles at Saks Incorporated from 1997 to 2005, most recently serving as Executive Vice President-Human Resources and Strategic Planning. During his tenure at Saks Incorporated, Mr. Scully also held the positions of Senior Vice President-Strategic and Financial Planning, and Senior Vice President-Treasurer. Mr. Scully currently serves as a director of BHCosmetics Services, LLC. Mr. Scully began his career at Connecticut National Bank and later became Senior Vice President-Corporate Finance at NationsBank (now Bank of America). Mr. Scully was selected to serve on our board of directors because of his extensive experience in leadership positions in the retail industry.

Required Vote

The three Class II director nominees receiving the highest number of affirmative votes of our common stock present or represented, shall be elected as directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

Executive Officers

Linda Heasley was appointed Chief Executive Officer of J.Jill in April 2018 and as President of J.Jill in December 2018. See Ms. Heasley’s biography above under the heading “Class II Directors”.

David Biese has served as J.Jill’s Executive Vice President, Chief Financial and Operating Officer since February 2018. Mr. Biese joined J.Jill as Senior Vice President and Chief Financial Officer in August 2009. Before joining J.Jill, Mr. Biese was Senior Vice President of Merchandise Operations for Trans World Entertainment Corporation (“FYE”), a publicly held national specialty retailer. He previously served as Vice President of Finance and Treasurer at FYE. Earlier in his career, Mr. Biese was Vice President and Controller at Carson Pirie Scott & Co., a department store division of publicly held Saks Incorporated. Mr. Biese is a Certified Public Accountant and started his career as a public accountant at KPMG. He is a graduate of the University of Wisconsin at Oshkosh.

Brian Beitler has served as J.Jill’s Chief Marketing and Brand Development Officer since September 2018. Before joining J.Jill, Mr. Beitler was Chairman of the Executive Board of the Global Retail Marketing Association, an organization that provides education and events for c-level executives in retail, restaurant, hospitality, financial and insurance services from November 2017 to August 2018. He previously served as Chief Marketing Officer of the Plus Fashion Segment (Lane Bryant & Catherines), a division of Ascena Retail Group, from 2014 to October 2017. Prior to that Mr. Beitler was Chief Marketing Officer at David’s Bridal, Inc. from 2010 to 2014. Before David’s Bridal, he was Senior Vice President of Marketing for Kohl’s department store and led all aspects of marketing strategy. He has also previously held senior leadership roles at Bath and Body Works, Toys R Us, and Mattel. He received his M.B.A. from Brigham Young University and received a Bachelor’s Degree in Marketing from the University of Utah.

CORPORATE GOVERNANCE MATTERS

Information about our Board

In accordance with our certificate of incorporation and our by-laws, a majority of our Board of Directors may fix the number of directors, which is currently set at nine. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. At any meeting of our Board of Directors, the presence in person of a majority of the total number of directors then in office will constitute a quorum for all purposes. Pursuant to the Stockholders Agreement, TI IV currently has the ability to designate as nominees five directors.

Director Independence

We are a “controlled company” for the purposes of the NYSE’s rules and corporate governance standards because more than 50% of the voting power of our common stock is owned by TI IV. As a “controlled company,” we may elect not to comply with certain NYSE corporate governance requirements, including those that would otherwise require our Board of Directors to have a majority of independent directors and require that we either establish a Compensation and Nominating and Corporate Governance Committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our Board of Directors by the independent members of our Board of Directors.

Our Board of Directors has determined that Michael Eck, Marka Hansen, Kelly Mooney, Travis Nelson, Michael Rahamim and James Scully are “independent directors,” as defined by the applicable NYSE rules.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become our director or executive officer.

Selection of Nominees for our Board of Directors

The Nominating, Governance and Corporate Responsibility Committee of our Board of Directors has the responsibility of identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors. The committee also recommends to our Board of Directors for approval director nominees, consistent with our director qualification criteria and any obligations under our contractual arrangements, including the Stockholders Agreement.

With respect to director nominee procedures, the Nominating, Governance and Corporate Responsibility Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders, or it may choose to engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating, Governance and Corporate Responsibility Committee considers the qualifications set forth in our corporate governance guidelines, including the highest personal and professional ethics, integrity and values, demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of our business or financial affairs, strategic planning, diversity and independence from management. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of our Board of Directors. The Nominating, Governance and Corporate Responsibility Committee may engage a third party to conduct or assist with the evaluation. Ultimately, the Nominating, Governance and Corporate Responsibility Committee seeks to recommend to our Board of Directors those nominees whose specific qualities, experience and expertise will augment our current Board of Directors’ composition and whose past experience evidences that they will: (1) dedicate sufficient time, energy and attention to ensure the diligent performance of Board of Directors duties; (2) comply with the duties and responsibilities set forth in our corporate governance guidelines and in our by-laws; (3) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in our jurisdiction of incorporation; and (4) adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein.

The Nominating, Governance and Corporate Responsibility Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in our by-laws. Each notice of nomination submitted in this manner must contain the information specified in our by-laws, including, but not limited to, information with respect to the beneficial ownership of our common stock or derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, or if no annual meeting of stockholders was held in the preceding year, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (1) the 90th day prior to the annual meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the annual meeting of stockholders, either by mail or other public disclosure. See our by-laws for additional information regarding stockholder nominees.

Information Regarding Meetings of our Board and Committees

During 2018, our Board of Directors held five meetings, and its three permanent committees, the Audit Committee, Compensation Committee, and Nominating, Governance and Corporate Responsibility Committee, collectively held 20 meetings.

All of our directors attended at least 75% of the aggregate of all meetings of our Board of Directors and the committees on which he or she served during 2018. Under our corporate governance guidelines, a copy of which is available in the Investors—Corporate Governance—Governance Documents section of our website at www.jjill.com, members of our Board of Directors are expected to attend the Annual Meeting.

Board Committees

Committees of our Board of Directors

In March 2017, our Board of Directors adopted written charters for each of its permanent committees, all of which are available in the Investors—Corporate Governance—Governance Documents section of our website at www.jjill.com. Pursuant to the Stockholders Agreement, TI IV has the right to designate the members of the committees of our Board of Directors in proportion to the number of director nominees TI IV is entitled to designate to our Board of Directors. The following table provides membership information of our directors in each committee of our Board as of April 22, 2019.

	Audit Committee	Compensation Committee	Nominating, Governance and Corporate Responsibility Committee
Michael Eck		—	—
Marka Hansen	—
Linda Heasley	—	—
P. Kelly Mooney	—	—
Travis Nelson		—
Michael Rahamim	—
Michael Recht	—		—
Andrew Rolfe	—
James Scully		—	—

 = Member

Audit Committee

Our Audit Committee consists of Michael Eck, Travis Nelson and James Scully. Our Board of Directors has determined that Mr. Eck qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has determined that Mr. Eck, Mr. Nelson and Mr. Scully are independent within the meaning of the NYSE listing rules and meet the additional test for independence for Audit Committee members imposed by SEC regulation and the NYSE listing rules. As of the date of this Proxy Statement, our Audit Committee is fully independent and is in compliance with the applicable SEC and NYSE rules and regulations.

Our Audit Committee met ten times during our 2018 fiscal year. Our Audit Committee assists our Board of Directors in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and systems of internal controls, our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also reviews and approves related party transactions as required by the applicable NYSE rules.

Compensation Committee

Our Compensation Committee consists of Marka Hansen, Michael Rahamim, Michael Recht and Andrew Rolfe. Because we are a controlled company under the NYSE listing rules, our Compensation Committee is not required to be fully independent. Our Compensation Committee met six times during our 2018 fiscal year. Our Compensation Committee is responsible for reviewing and recommending policies relating to the compensation and benefits of our directors and employees, including our Chief Executive Officer and other executive officers.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee may form and delegate authority to subcommittees where appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirement of our Corporate Governance Guidelines and the NYSE listing rules, subject to any applicable controlled company or other exemption.

The Compensation Committee has engaged the services of Pearl Meyer & Partners LLC (“Pearl Meyer”) as its outside independent compensation consultant. Pearl Meyer provides general executive compensation consulting services to the Compensation Committee and advises it on a range of executive and director compensation matters including plan design, competitive market assessments, trends, best practices and technical and regulatory developments. Pearl Meyer provides services to the Compensation Committee related only to executive and director compensation, and provides no other services to the Compensation Committee or the Company.

In accordance with the Compensation Committee’s charter, our Chief Executive Officer may not be present during voting or deliberations of the Committee regarding his or her compensation and the Committee reserves the right to request any executive officer present during voting or deliberations of the Committee regarding such executive officer’s compensation to recuse himself or herself.

Nominating, Governance and Corporate Responsibility Committee

Our Nominating, Governance and Corporate Responsibility Committee consists of Marka Hansen, Kelly Mooney, Travis Nelson, Linda Heasley, Michael Rahamim and Andrew Rolfe. Because we are a controlled company under the NYSE listing rules, our Nominating, Governance and Corporate Responsibility Committee is not required to be fully independent. Our Nominating, Governance and Corporate Responsibility Committee met four times during our 2018 fiscal year. Our Nominating, Governance and Corporate Responsibility Committee is responsible for selecting or recommending that our Board of Directors select candidates for election to our Board of Directors, developing and recommending to our Board of Directors corporate governance guidelines that are applicable to us and overseeing Board of Director and management evaluations. Our Nominating, Governance and Corporate Responsibility Committee is also responsible for reviewing and providing guidance to us on corporate responsibility and sustainability issues.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board of Directors has an oversight role, as a whole and also at the committee level, in overseeing management of our risks. The Audit Committee regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to its employee compensation plans and arrangements, and the Audit Committee oversees the management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Executive Sessions of our Board of Directors

In order to promote open discussion among non-management directors, and as required under applicable New York Stock Exchange rules, the non-management members of our Board of Directors meet in regularly scheduled executive sessions at least quarterly without management directors or any other members of the Company’s management present. In addition, the independent members of our Board of Directors meet in a regularly scheduled executive session at least annually. Our Chairman of our Board of Directors, Michael Rahamim, presides at all regularly scheduled executive sessions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee in fiscal 2018 was, at any time during fiscal 2018 or at any other time, an officer or employee of the Company. None of our executive officers serves, or in the past has served, as a member of the Board of Directors or compensation committee of any entity, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our compensation committee. None of the members of our compensation committee in fiscal 2018 was, at any time during fiscal 2018 or at any other time, an officer or employee of our company.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose any future amendments to certain provisions of our Code of Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at www.jjill.com . The Code of Conduct and Ethics is available on our website under Governance Documents in the Investor Relations—Corporate Governance section of our website at www.jjill.com.

Communications with our Board of Directors from Stockholders or Other Interested Parties

Any stockholder or other interested party may contact our Board of Directors as a group, our independent directors as a group, or any individual director by sending written correspondence to them in care of our Secretary and General Counsel at our principal executive offices at 4 Batterymarch Park, Quincy, Massachusetts 02169. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Secretary and General Counsel screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

DIRECTOR COMPENSATION

Non-employee members of our Board of Directors (our “Board”), (other than Andrew Rolfe and Michael Recht), are compensated for a full year of service as follows; directors who serve less than a full year are entitled to a pro-rated portion of the applicable compensation.

Board Position	Annual Cash Retainer ($)	Annual Equity Award Value ($)
Chairman of the Board	80,000	100,000
Board Member (other than the Chairman of the Board)	50,000	100,000
Audit Committee Chair	20,000	n/a
Other Committee Chair	10,000	n/a
Audit Committee Member	7,500	n/a
Other Committee Member	5,000	n/a

Board members also receive reimbursement of expenses for travel to Board and Board Committee meetings.

Director Compensation Table

The following table sets forth the total compensation paid to each of our non-employee directors (other than Andrew Rolfe and Michael Recht) for the fiscal year ended February 2, 2019.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
Michael Rahamim	89,640	98,000	187,640
Marka Hansen	60,397	98,000	158,397
Michael Eck	70,000	98,000	168,000
James S. Scully	57,500	98,000	155,500
Travis Nelson	58,005	82,998	141,003
Linda Heasley(4)	7,027	32,668	39,695

(1)	Andrew Rolfe and Michael Recht, each of whom was an employee or partner of TowerBrook as of February 2, 2019, did not receive any compensation in respect of their services to our Board of Directors.
(2)

Amounts set forth in the Fees Earned or Paid in Cash column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees and committee and/or chairmanship fees.

(3)

Amounts set forth in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In fiscal 2018, Messrs. Rahamim, Hansen, Eck and Scully, each received a grant of 20,000 Restricted Stock Units (“RSUs”) on April 9, 2018. Mr. Nelson received a grant of 9,562 RSUs on March 2, 2018, in connection with the fact that he was no longer employed by TowerBrook. Ms. Heasley received a grant of 6,667 RSUs on April 9, 2018.

(4)	The compensation shown above reflects compensation earned by Ms. Heasley prior to her appointment as our President and Chief Executive Officer.

The following table provides information about the outstanding equity awards held by our Board members as of February 2, 2019.

Name(1)	Number of Restricted Stock Units or Restricted Shares that Have Not Vested ($)
Michael Rahamim(2)	124,949	(3)
Marka Hansen(2)	54,982	(4)
Michael Eck	20,000	(5)
James S. Scully	20,000	(5)
Travis Nelson	9,562	(6)
Linda Heasley	6,667	(5)

(1)	Andrew Rolfe and Michael Recht, each of whom was an employee or partner of TowerBrook as of February 2, 2019, do not directly hold any equity awards, whether in the form of restricted shares or RSUs.
(2)

In connection with the acquisition of our business by investment funds affiliated with Towerbrook on May 8, 2015, Mr. Rahamim and Ms. Hansen were issued Class A Common Interests of JJill Topco Holdings, LP (“Topco” and such interests, “Common Interests”). In connection with the IPO, Topco was liquidated and a distribution was made to each of Mr. Rahamim and Ms. Hansen in respect of his or her Common Interests consisting of (i) fully vested shares and (ii) restricted shares subject to vesting conditions consistent with the schedule previously applicable to the Common Interests.

(3)

The award of 104,949 restricted shares is scheduled to vest in installments of approximately 52,474 shares on the 8th day of May in each year through May 8, 2020. The award of 20,000 RSUs is scheduled to vest on April 9, 2019.

(4)

The award of 34,982 restricted shares is scheduled to vest in installments of approximately 17,491 shares on the 8th day of May in each year through May 8, 2020. The award of 20,000 RSUs is scheduled to vest on April 9, 2019.

(5)	This award of RSUs is scheduled to vest on April 9, 2019.
(6)	This award of RSUs is scheduled to vest on March 2, 2019.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth information regarding the compensation paid to, awarded to, or earned by our Chief Executive Officer and President, our former Chief Executive Officer and President and our three other most highly compensated executive officers for services rendered in all capacities during the years ended February 3, 2018, and February 2, 2019. The 2017 fiscal year was 53 weeks, which resulted in higher amounts for earned salary and other recurring payments, as compared to annual amounts (i.e., assuming a 52 week calendar year).

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Linda Heasley(6) Chief Executive Officer and President	2018 2017	726,923 —	— —	4,091,696 —	1,753,114 —	— —	158,334 —	6,730,067 —

Paula Bennett(7) Former Chief Executive Officer and President	2018 2017	153,846 805,385	— —	— —	— —	— 636,898	692,836 29,512	846,682 1,471,795

David Biese Executive Vice President, Chief Financial and Operating Officer	2018 2017	521,827 474,920	— 150,000	554,801 —	— —	— 169,017	5,994 7,764	1,082,622 801,701

Brian Beitler Executive Vice President, Chief Marketing and Brand Development Officer	2018	205,962	123,577	510,002	—	—	39,396	878,937

Joann Fielder(8) Former Executive Vice President and Chief Creative Officer	2018 2017	617,616 628,847	— —	196,000 —	— —	— 298,418	32,740 8,106	846,356 935,371

(1)

Amounts set forth in the Salary column reflect the amount actually paid to each named executive for fiscal years 2017 and 2018 and include the effect of any mid-year adjustments to their base salaries, if applicable. As of the end of fiscal year 2018, the annual base salary rates for Ms. Heasley, Mr. Biese and Mr. Beitler were $900,000, $525,000, and $510,000, respectively.

(2)	Mr. Beitler received a $123,577 sign-in bonus in 2018 per the terms of his offer letter. A discretionary transaction bonus was paid to Mr. Biese related to the IPO that was completed on March 9, 2017.

(3)

Represents the aggregate grant date fair value of stock options or RSUs granted during the year in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation (disregarding any forfeiture assumptions). These amounts do not correspond to the actual value that may be realized by our NEOs for these awards. See Note 14 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Estimates—Equity-based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.

(4)

The Company’s Annual Incentive Plan for fiscal year 2018 was measured based on the Company’s adjusted EBITDA. Threshold and target adjusted EBITDA performance goals were established along with their corresponding payout opportunities. To the extent that actual adjusted EBITDA exceeds the target performance goal, the payout for fiscal year 2018 is capped at a payout multiplier of 2.0x. The annual target bonus (as a % of base salary) for each of Mses. Heasley, Bennett and Fielder and Messrs. Biese and Beitler under the Company’s Annual Incentive Plan for fiscal year 2018 was 100%, 100%, 60%, 60% and 60%, respectively. The following table outlines the adjusted EBITDA performance objectives and the payout multiplier for fiscal year 2018:

Above Threshold but
	Below Threshold	Threshold	Below Target	Target	Above Target	Well Above Target
Adjusted EBITDA	< $111.1 million	$111.1 million	>$111.1 million, but < $122.2 million	$122.2 million	> $122.2 million but < $131.1 million	> $131.1 million

Payout Multiplier / Bonus Pool Increment	No payout	0.25x	$0.33 added to the bonus pool for every $1.00 of adjusted EBITDA generated	1.0x	$0.29 added to the bonus pool for every $1.00 of adjusted EBITDA generated	$0.40 added to the bonus pool for every $1.00 of adjusted EBITDA generated

In fiscal year 2018, the Company achieved an adjusted EBITDA of $103.5 million (which did not exceed the adjusted EBITDA threshold, resulting in no payout of cash bonuses).

(5)

Amounts shown in the All Other Compensation column for fiscal year 2018 represent the following: For Ms. Heasley, expense reimbursements and related tax gross-ups in connection with relocation to Boston area ($158,334); for Ms. Bennett, severance payments from April 15, 2018 through February 2, 2019 ($646,154), 401(k) matching contribution ($3,692), car allowance ($4,115), subsidized COBRA premiums ($8,106) and payout of unused vacation at termination ($30,769); for Mr. Biese, 401(k) matching contribution ($5,994); for Mr. Beitler, expense reimbursements and related tax gross-ups in connection with relocation to Boston area ($39,171) and reimbursement for business use of mobile device ($225); and for Ms. Fielder, 401(k) matching contribution ($8,894) and payout of unused vacation at termination ($23,846).

(6)	Prior to Ms. Heasley’s appointment as an executive on April 15, 2018, she received compensation for her role as a director on our Board of Directors.

(7)	Ms. Bennett retired as our President and Chief Executive Officer, effective April 14, 2018.

(8)	Ms. Fielder’s employment with the Company terminated effective as of January 31, 2019.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. In addition to customary terms and provisions, the employment agreements set forth the annual base salary, target bonus percentage, equity grants, terms of severance and eligibility for employee benefits.

Employment Agreement with Linda Heasley, Our Chief Executive Officer and President

We entered into an employment agreement with Ms. Heasley, which provides for the following compensation: (i) an annual base salary of $900,000; (ii) eligibility to receive an annual bonus with a target of 100% of her base salary; (iii) up to $150,000 in aggregate moving and housing expenses for up to 12 months related to Ms. Heasley’s relocation from Atlanta, Georgia to Quincy, Massachusetts; and (iv) reimbursement of up to $20,000 in legal and consulting fees related to the negotiation of her employment agreement and related arrangements. In addition, the Company also agreed to grant a sign-on equity award to Ms. Heasley on her start date with a grant date fair market value of $6,000,000. Seventy percent of the award was granted in the form of RSUs and 30% of the award was granted in the form of stock options. In addition, Ms. Heasley is entitled to reimbursement for expenses reasonably incurred in connection with an annual physical with a provider of her choice and up to $25,000 of professional fees incurred in connection with income tax planning and return preparation per year.

Ms. Heasley is also entitled to severance upon certain terminations of employment, as described below under “Potential Payments Upon Termination of Employment or Change in Control.”

Employment Agreement with Paula Bennett, Our Former Chief Executive Officer and President

In connection with our IPO, we and certain other parties entered into an amended and restated employment agreement, which became effective on March 14, 2017 (the date of the closing of our IPO), with Ms. Bennett to continue to serve as Chief Executive Officer and President of the Company, until such time as either Ms. Bennett or we terminated Ms. Bennett’s employment. The agreement contemplated that upon the hiring of a new President, Ms. Bennett would no longer serve as President of the Company, but would remain its Chief Executive Officer. The employment agreement further provided that Ms. Bennett would serve as the senior-most executive officer of the Company and that she would be nominated as a member of, and would report directly to, the Company’s Board of Directors.

Ms. Bennett’s employment agreement provided for an annual base salary of $800,000, a target bonus of 100% of Ms. Bennett’s annual base salary based on achievement of performance targets and eligibility to participate in, and receive grants of equity awards under, the Company’s long-term incentive programs (including the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Plan”)). The employment agreement provided that Ms. Bennett would be entitled to (i) participate in all of our benefit plans and programs (including four weeks of vacation), (ii) indemnification and director and officer liability insurance protection and (iii) reimbursement of up to $15,000 in legal fees incurred in connection with the negotiation of the amended and restated employment agreement.

The employment agreement for Ms. Bennett included confidentiality and assignment of intellectual property provisions, an 18-month post-employment prohibition on competition and a 24-month post-employment prohibition on solicitation of employees or contract workers with whom Ms. Bennett had material business contact during the course of her employment.

Ms. Bennett served as our Chief Executive Officer and President through her retirement on April 14, 2018. See “Estimated Payments Upon Termination of Employment of Change in Control” for a discussion of Ms. Bennett’s payments received in connection with her retirement.

Employment Agreement with David Biese, Our Executive Vice President, Chief Financial and Operating Officer

We are party to an employment agreement, which became effective on May 8, 2015, with Mr. Biese to serve as Senior Vice President, Chief Financial Officer for an initial five-year term (i.e., through May 8, 2020), which term extends automatically for consecutive one-year periods unless either we or Mr. Biese provides at least 90 days’ notice of non-renewal prior to the expiration of the initial or any renewal term. The employment agreement provides that Mr. Biese will report to the Chief Executive Officer. In February 2018, Mr. Biese was appointed as our Executive Vice President, Chief Financial and Operating Officer, and his employment agreement was amended as of that date.

Pursuant to the terms of his amended employment agreement, Mr. Biese was entitled to a base salary of no less than $525,000 (as may be increased (but not decreased) from time to time) and a target bonus of 45% of his annual base salary prior to February 26, 2018, and 60% of his annual base salary beginning February 26, 2018, based on achievement of performance targets. The employment agreement provides that Mr. Biese is entitled to participate in all of our benefit plans and programs.

Mr. Biese’s employment agreement includes customary terms and conditions, including confidentiality and assignment of intellectual property provisions, a six-month post-employment prohibition on competition against any businesses of Sycamore Partners or any of its affiliates or portfolio companies or Golden Gate Capital or any of its affiliates or portfolio companies (i.e., predecessor owners), a 12-month post-employment prohibition on solicitation of customers and a 12-month post-employment prohibition on solicitation of employees, agents or contract workers with whom Mr. Biese had material business contact during the course of his employment.

On November 27, 2018, the Company entered into a separation agreement with Mr. Biese, which provides that Mr. Biese’s departure from the Company on April 30, 2019, will be treated as a “termination of employment by the Company without cause” for all purposes under his employment agreement. The separation agreement also provides that Mr. Biese will make himself reasonably available as may be requested by the Chief Executive Officer or our Board from time to time through December 31, 2019, to cooperate with matters that pertain to his past employment with the Company and the transition of his duties to the incoming Chief Financial Officer. For such services, the Company will compensate Mr. Biese at a per diem rate based on his current annual base salary.

See “Potential Payments Upon Termination of Employment or Change in Control” for a discussion of Mr. Biese’s payments upon a termination of employment.

Employment Agreement with Brian Beitler, Our Executive Vice President, Chief Marketing and Brand Development Officer

We are party to an offer letter, which became effective on August 2, 2018, with Brian Beitler to serve as Executive Vice President, Chief Marketing and Brand Development Officer. The offer letter provides that Mr. Beitler will report to the Chief Executive Officer.

Pursuant to the terms of his offer letter, as amended, Mr. Beitler is entitled to a base salary equal to $510,000 per year and a target bonus of at least 60% of his annual base salary and up to 200% of his target bonus for exceptional performance, and eligibility to participate in, and receive grants of equity awards under, the Company’s equity compensation plans. The offer letter provided that Mr. Beitler would be entitled to participate in all of our benefit plans and programs (including four weeks of vacation).

Mr. Beitler’s offer letter includes customary terms and conditions, including confidentiality and assignment of intellectual property provisions, a 12-month post-employment prohibition on competition, a 12-month post-employment prohibition on solicitation of customers, and a 12-month post-employment prohibition on solicitation of employees, agents, or contract workers with whom Mr. Bietler had material business contact during the course of his employment.

Mr. Beitler is also entitled to severance upon certain terminations of employment, as described below under “Potential Payments Upon Termination of Employment or Change in Control.”

Employment Agreement with Joann Fielder, Our Former Executive Vice President, Chief Creative Officer

We were party to an employment agreement, which became effective on May 8, 2015, with Joann Fielder to serve as Senior Vice President, Chief Creative Officer. The employment agreement provided that Ms. Fielder would report to the Chief Executive Officer. In connection with her promotion to Executive Vice President, Chief Merchandising and Creative Officer, Ms. Fielder’s employment agreement was amended on July 27, 2015, to reflect an increase in salary and target bonus opportunity, and an additional grant of equity awards.

Pursuant to the terms of her employment agreement, as amended, Ms. Fielder was entitled to a base salary of no less than $575,000 per year and a target bonus of 60% of her annual base salary based on achievement of performance targets. The employment agreement provided that Ms. Fielder was entitled to participate in all of our benefit plans and programs.

Ms. Fielder’s employment agreement included customary terms and conditions, including confidentiality and assignment of intellectual property provisions, a 12-month post-employment prohibition on competition, a 12-month post-employment prohibition on solicitation of customers, and a 12- month post-employment prohibition on solicitation of employees, agents, or contract workers with whom Ms. Fielder had material business contact during the course of her employment.

Ms. Fielder’s employment with the Company terminated, effective as of January 31, 2019. See “Estimated Payments Upon Termination of Employment of Change in Control” for a discussion of Ms. Fielder’s payments received in connection with her termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the outstanding equity awards held by our named executive officers as of February 2, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not Vested (#)		Market Value of Restricted Shares or Units of Stock that Have Not Vested(1) ($)
Linda Heasley	—	796,870	(2)	4.90	4/16/28	835,040	(3)	4,091,696
Paula Bennett	—	—		—	—	—		—
David Biese	—	—		—	—	87,468	(4)	428,593
						34,325	(5)	168,193
	—	—		—	—	52,000	(6)	254,800
Brian Beitler	—	—		—	—	86,441	(7)	423,561
Joann Fielder	—	—		—	—	—		—

(1)	The market value of the restricted shares and RSUs shown above is based on the $4.90 closing market price of our common stock on February 1, 2019.
(2)	This option award vests 25% on each of the first four anniversaries of April 16, 2018.
(3)	This award of RSUs vests 25% on each of the first four anniversaries of April 16, 2018.
(4)

This equity award was granted to Mr. Biese originally in the form of Common Interests, which were profits interests granted on May 8, 2015, in connection with the acquisition of our business by investment funds affiliated with TowerBrook. In connection with the IPO, Topco was liquidated and a distribution was made to Mr. Biese in respect of his Common Interests consisting of (i) fully vested Shares and (ii) restricted shares subject to vesting conditions consistent with the schedule previously applicable to the Common Interests. This award is scheduled to vest in installments of approximately 5,830 shares on the last day of each successive month through April 30, 2020.

(5)	This award of RSUs vests 25% on each anniversary of June 6, 2018.
(6)	This award of RSUs vests 25% on each anniversary of April 9, 2018.
(7)	This award of RSUs vests 25% on each of the first four anniversaries of September 10, 2018.

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, and which permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. Pursuant to the terms of the 401(k) plan, we provide a company match of 50% of a named executive’s contributions to the plan, up to a maximum of 6% of such executive’s eligible annual compensation. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Potential Payments Upon Termination of Employment or Change in Control

Linda Heasley

Termination without “Cause” and/or “Good Reason” Resignation Prior to a Change in Control: The Company’s employment agreement with Ms. Heasley provides that, prior to a change in control as a result of which the Company or its successor does not have any stock trading on a nationally recognized securities exchange, upon a termination of employment by us without “cause” or a resignation by Ms. Heasley for “good reason,” then upon the execution of an irrevocable release of claims and continued compliance with the terms of the restrictive covenants set forth in her employment agreement, Ms. Heasley would be entitled to:

•	payment of any accrued benefits, including accrued base salary, benefits and reimbursement of business expenses due through the date of termination;

•

base salary continuation for a period of 12 months following the date of termination and a pro-rated bonus for the year of termination based on actual performance (with any personal non-financial performance goals deemed achieved at 100%), payable at the time annual bonuses are paid to active employees and prorated for the number of full weeks of employment in the year of termination; and

•

medical and dental coverage continuation for 12 months following the date of termination with the costs of the premiums shared in the same proportion as before the termination of her employment (unless such coverage is otherwise obtained through a new employer).

Termination without “Cause” and/or “Good Reason” Resignation following a Change in Control: The Company’s employment agreement with Ms. Heasley provides that, upon a termination of employment by us without “cause” or a resignation by Ms. Heasley for “good reason,” in each case, at any time following a change in control as a result of which the Company or its successor does not have any stock trading on a nationally recognized securities exchange, then upon the execution of an irrevocable release of claims and continued compliance with the terms of the restrictive covenants set forth in her employment agreement, Ms. Heasley would be entitled to:

•	payment of any accrued benefits, including accrued base salary, benefits and reimbursement of business expenses due through the date of termination;

•	an amount equal to the sum of 2 times her (x) annual base salary and (y) target annual bonus, payable over 12 months following such termination;

•

medical and dental coverage continuation for 24 months following the date of termination with the costs of the premiums shared in the same proportion as before the termination of such executive’s employment; and

•	full acceleration of her sign-on RSUs and options pursuant to the terms of her award agreements.

Pursuant to the option agreement and RSU award agreement, Ms. Heasley would receive the above- acceleration following a Change in Control upon her death or disability.

If the severance payments and vesting described above would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to the executive under Section 4999 of the Code, such payments and vesting would be reduced to the extent necessary to avoid the imposition of any excise tax or loss in tax deduction.

All other terminations of employment: Ms. Heasley’s employment agreement provides that, upon any other termination of employment, Ms. Heasley will be entitled only to accrued base salary and benefits through the date of termination.

David Biese

Termination without “Cause” and/or “Good Reason” Resignation: The Company’s employment agreement with Mr. Biese provides that, upon a termination of employment by us without “cause” or a resignation by Mr. Biese for “good reason,” then upon the execution of an irrevocable release of claims and continued compliance with the terms of the restrictive covenants set forth in his employment agreement, Mr. Biese would be entitled to:

•	payment of any accrued benefits including accrued base salary, benefits and reimbursement of business expenses due through the date of termination;

•

base salary continuation for a period of 12 months following the date of termination; and an annual bonus for the year of termination based on actual results for the entire year, payable at the time annual bonuses are paid to active employees and prorated for the number of full weeks of employment in the year of termination;

•

medical and dental coverage continuation for 12 months following the date of termination with the costs of the premiums shared in the same proportion as before the termination of such executive’s employment (unless such coverage is otherwise obtained through a new employer); and

•	if such termination occurs within 12 months following a change in control, full acceleration of any then-unvested restricted shares.

Further, pursuant to the terms of his RSU award agreement, if such termination occurs within 12 months following a change in control, he is entitled to full acceleration of his RSUs.

If the severance payments and vesting described above would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to the executive under Section 4999 of the Code, such payments and vesting would be reduced to the extent necessary to avoid the imposition of any excise tax or loss in tax deduction.

Resignation without “Good Reason.” Mr Biese’s employment agreement provides that, if Mr. Biese has given at least 90 days’ prior written notice of his intent to resign without “good reason” and that he continues to provide services to us through such period (or such shorter period as mutually agreed to by our Board of Directors and Mr. Biese), then upon the execution of an irrevocable release of claims and continued compliance with the terms of the restrictive covenants set forth in his employment agreement, Mr. Biese would be entitled to:

•	payments of any accrued benefits, including accrued base salary, benefits and reimbursement of business expenses due through the date of termination; and

•

an annual bonus for the year of termination based on actual results for the entire year, payable at the time annual bonuses are paid to active employees and prorated for the number of full weeks of employment in the year of termination.

All other terminations of employment: Mr Biese’s employment agreement provides that, upon any other termination of employment, Mr. Biese will be entitled only to accrued base salary and benefits through the date of termination.

Brian Beitler

Termination without “Cause” and/or “Good Reason” Resignation: The Company’s offer letter with Mr. Beitler provides that, upon a termination of employment by us without “cause” or a resignation Mr. Beitler for “good reason,” then upon the execution of an irrevocable release of claims and continued compliance with the terms of the restrictive covenants set forth in his offer letter, Mr. Beitler would be entitled to:

•	payment of any accrued benefits including accrued base salary and benefits;

•	any unpaid annual bonus earned but not yet paid for the fiscal year preceding the fiscal year in which employment was terminated;

•	base salary continuation for a period of 12 months following the date of termination; and

•

medical and dental coverage continuation for 12 months following the date of termination with the costs of the premiums shared in the same proportion as before the termination of such executive’s employment (unless such coverage is otherwise obtained through a new employer).

Pursuant to the terms of the RSU award agreement, if such termination occurs within 12 months following a change in control, he is entitled to full acceleration of his outstanding RSUs.

If the severance payments and vesting described above would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to the executive under Section 4999 of the Code, such payments and vesting would be reduced to the extent necessary to avoid the imposition of any excise tax or loss in tax deduction.

Termination without “Good Reason” and/or Death/Disability. Mr Beitler’s offer letter provides that, upon termination of employment due to death or disability or resignation without “good reason,” Mr. Beitler will be entitled to accrued base salary, any unpaid annual bonus earned but not yet paid for the fiscal year preceding the fiscal year in which employment was terminated and benefits through the date of termination.

All other terminations of employment: Mr Beitler’s offer letter provides that, upon any other termination of employment, Mr. Beitler will be entitled only to accrued base salary and benefits through the date of termination.

Definitions of “Cause” and “Good Reason” and “Change in Control”

Mr. Biese’s employment agreement and Mr. Beitler’s offer letter defined “cause” generally as such executive’s (i) breach of any material provisions of his or her employment agreement or offer letter; (ii) failure to follow a lawful directive of his or her reporting officer; (iii) negligence in the performance or nonperformance of any of his or her duties or responsibilities; (iv) dishonesty, fraud, or willful misconduct with respect to our business or affairs; (v) conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony; or (vi) use of alcohol or drugs in a manner that materially interferes with the performance of his or her duties. Ms. Heasley’s employment agreement defines “cause” generally as her: (i) willful breach of certain material provisions of her employment agreement; (ii) willful failure to follow a lawful directive of the Board; (iii) willful misconduct or gross negligence in the performance or nonperformance of any of her duties or responsibilities; (iv) dishonesty or fraud with respect to the business or affairs of any our Company; (v) conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or any felony that in either case results, or would reasonably be expected to result, in material harm to the business or reputation of the Company; or (vi) use of alcohol or drugs in a manner that materially interferes with the performance of her duties.

Mr. Biese’s employment agreement and Mr. Beitler’s offer letter defined “good reason” generally as (i) a reduction in such executive’s title below the level of Executive Vice President, as applicable; (ii) a material reduction in his or her base salary; or (iii) a relocation of their principal work location outside of the Quincy, Massachusetts area. Ms. Heasley’s employment agreement defined “good reason” generally as: (i) a material diminution in her duties or responsibilities; (ii) (A) she is not the senior most executive officer of our Company, (B) she does not report directly to the Board or (C) any officer does not report to her; (iii) a reduction in her title below the title of Chief Executive Officer; (iv) a material reduction in her base salary; (v) the relocation of her principal work location outside of the Quincy, Massachusetts, area or (vi) any other material breach of the employment agreement.

A change in control, as defined in the 2017 Plan and the employment and equity arrangements, generally means (i) the acquisition by any person of beneficial ownership of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, but excluding acquisitions by the Company, TI IV and its permitted transferees or any of their respective affiliates or by any employee benefit plan sponsored by the Company or any of its affiliates, (ii) a change in the composition of our Board of Directors such that members of our Board of Directors during any consecutive 12- month period cease to constitute a majority of our Board of Directors, (iii) the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company, or (iv) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an affiliate of the Company, unless immediately following such transaction.

Estimated Payments Upon Termination of Employment or Change in Control

The description below shows the severance payments and benefits that each named executive officer would, if applicable, have received had his or her employment been terminated, (1) due to his or her resignation without “good reason” or (2) by us without “cause” or pursuant to a resignation with “good reason,” whether prior to or following a “change in control.” The amounts (other than for Ms. Bennett and Ms. Fielder) are calculated as if the date of termination and, as applicable, the change in control, occurred on February 2, 2019.

Linda Heasley

•

Termination without “Cause” and/or “Good Reason” Resignation: $911,579, which represents the sum of (x) $900,000 in base salary continuation for a period of 12 months following the date of termination and (y) $11,579 in continued medical and dental coverage for a period of 12 months following the date of termination. No bonus payable based on actual results. In the event that such termination were to occur at any time following a change in control, Ms. Heasley would be entitled to $7,714,853, which represents (1) two times the sum of (x) $900,000 in base salary plus (y) $900,000 of target bonus, payable over 12 months following such termination of employment, (2) $23,157 in continued medical and dental coverage for a period of 24 months following the date of termination, and (3) $4,091,696 in respect of the acceleration of her sign on equity awards.

Paula Bennett

•

Ms. Bennett retired on April 14, 2018, and her retirement was treated as a “Mandatory Retirement” under her employment agreement, which provided for $3,603,052, which represents the sum of (x) $1,200,000 in base salary continuation for a period of 18 months following the date of termination, (y) approximately $18,390 in continued medical and dental coverage for a period of 18 months following the date of termination and (z) $2,384,662 in respect of the acceleration of her then-unvested restricted shares.

David Biese

•

Termination without “Cause” and/or “Good Reason” Resignation: $541,921, which represents the sum of (x) $525,000 in base salary continuation for a period of 12 months following the date of termination and (y) $16,921 in continued medical and dental coverage for a period of 12 months following the date of termination. No bonus payable based on actual results. In the event that such termination were to occur within 12 months following a change in control, Mr. Biese would be entitled to an additional $851,586 in respect of the acceleration of his then-unvested restricted shares and RSUs.

•	Resignation without “Good Reason”: No bonus payable based on actual results.

Brian Beitler

•

Termination without “Cause” and/or “Good Reason” Resignation: $526,355, which represents the sum of (x) $510,000 in base salary continuation for a period of 12 months following the date of termination and (y) $16,355 in continued medical and dental coverage for a period of 12 months following the date of termination. In the event that such termination were to occur within 12 months following a change in control, Mr. Beitler would be entitled to an additional $423,561 in respect of the acceleration of his then-unvested RSUs. No bonus payable based on actual results.

Joann Fielder

In connection with her termination of employment effective January 31, 2019, Ms. Fielder is entitled to receive $631,579, which represents the sum of (x) $620,000 in base salary continuation for a period of 12 months following the date of termination and (y) approximately $11,579 in continued medical and dental coverage for a period of 12 months following the date of termination.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, including our Audit Committee, has selected PricewaterhouseCoopers LLP (“PwC”), Boston, Massachusetts, as our independent registered public accounting firm for the fiscal year ending February 1, 2020, and recommends that our stockholders vote to ratify this appointment. If our stockholders ratify this appointment, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If our stockholders do not ratify this appointment, our Audit Committee may reconsider, but might not change, its appointment.

PwC has audited our annual financial statements or those of our predecessor, Jill Intermediate LLC, since 2009. A representative of PwC is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting. All fees incurred subsequent to our IPO were pre-approved by the Audit Committee.

The following table summarizes the aggregate fees billed for professional services rendered by PwC to us for the fiscal years ended February 3, 2018 and February 2, 2019. A description of these various fees and services follows the table.

Name	Fiscal 2017	Fiscal 2018
Audit Fees	$1,769,816	$933,890
Audit-Related Fees	$80,000	$100,100
Tax Fees	—	—
All Other Fees	—	—
Total	$1,849,816	$1,849,816

Audit Fees

The aggregate fees billed to us by PwC in fiscal 2017 and fiscal 2018 reflected as audit fees above consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K and the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees

The aggregate fees billed to us by PwC in fiscal 2017 reflected as audit-related fees above consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are present or represented at the Annual Meeting. Abstentions will be counted for purposes of determining the number of shares present or represented at the Annual Meeting and, accordingly will affect the outcome of this proposal.

Our Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending February 1, 2020.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended February 2, 2019, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 61, as adopted by the Public Company Accounting Oversight Board, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, which is filed with the SEC.

Our Board of Directors has determined that Michael Eck, Travis Nelson and James Scully are independent within the meaning of the NYSE listing rules and meet the additional requirements for independence for Audit Committee members imposed by Rule 10A-3 under the Exchange Act (collectively, the “Audit Committee Independence Requirements”). As a result, our Audit Committee is composed entirely of directors who are independent within the meaning of the NYSE listing rules and meet the Audit Committee Independence Requirements. Our Board of Directors has determined that Mr. Eck qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is available under Governance Documents in the Investor Relations — Corporate Governance section of our website at www.jjill.com.

PwC is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not our employees, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist our Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that our financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to our Board, it has relied on management’s representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm, PwC, included in its report on our consolidated financial statements.

PwC has served as our independent registered public accounting firm or the independent registered public accounting firm of our predecessor, Jill Intermediate LLC, since 2009.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Michael Eck
Travis Nelson
James Scully

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2019 unless otherwise noted below for the following:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage of ownership is based on 43,916,374 shares of common stock outstanding as of April 15, 2019.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is c/o J.Jill, Inc., 4 Batterymarch Park, Quincy, Massachusetts 02169.

5% Stockholders	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with TowerBrook[1]	25,770,647	58.7%
Named Executive Officers and Directors
Linda Heasley[2]	463,564.67	1.0%
David Biese[3]	373,538.33	*
Brian Beitler	—	—
Michael Eck	55,065.67	*
Marka Hansen[4]	113,768.67	*
Kelly Mooney	—	—
Travis Nelson	109,562	*
Michael Rahamim[5]	268,659.67	*
Michael Recht	—	—
Andrew Rolfe	—	—
James Scully	52,890.67	*
Paula Bennett[6]	727,246	1.7%
Joann Fielder[7]	573,079	1.3%
All directors and executive officers as a group	2,737,374.68	6.2%

*	Represents beneficial ownership of less than 1% of shares outstanding.

[1]

The shares are held directly by TI IV JJill Holdings, LP. The general partner of TI IV JJill Holdings, LP is TI IV JJ GP, LLC. The sole member of TI IV JJ GP, LLC is TowerBrook Investors IV (Onshore), L.P. The general partner of TowerBrook Investors IV (Onshore), L.P. is TowerBrook Investors GP IV, L.P., and its ultimate general partner is TowerBrook Investors, Ltd. The natural persons that have voting or investment power over shares of common stock beneficially owned by TowerBrook Investors GP IV, L.P. and TowerBrook Investors, Ltd. are Neal Moszkowski and Ramez Sousou. The address of each of the entities and natural persons identified in this footnote is c/o TowerBrook Capital Partners L.P., 65 East 55th Street, 19th Floor, New York, New York 10022.

[2]

Includes 199,218 shares of common stock issuable upon the exercise of stock options that have vested or will vest within the next 60 days and 252,251.67 shares of common stock issuable upon the vesting of restricted stock units that will vest within the next 60 days.

[3]	Of the shares shown, 75,808 shares are subject to vesting in equal monthly installments through April 30, 2020.

[4]	Of the shares shown, 34,982 shares are subject to vesting in equal annual installments through May 8, 2020.

[5]	Of the shares shown, 104,949 shares are subject to vesting in equal annual installments through May 8, 2020.

[6]	Ms. Bennett was our President and Chief Executive Officer until her retirement on April 14, 2018.

[7]	Ms. Fielder was our Chief Creative Officer until January 31, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year, all of our executive officers, directors, and to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act, except that a Form 4 of Mr. Nelson filed on April 11, 2018 reporting a grant of 9,562 restricted stock units from the Company and a Form 4 of Mr. Eck filed on June 19, 2018 reporting the vesting of 3,192 restricted stock units were filed late due to administrative oversight.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since February 3, 2018, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the sections entitled “Executive Compensation” and “Director Compensation”.

Indemnification arrangements for our named executive officers and directors are described below under “—Indemnification Agreements.”

Policies and Procedures for Related Party Transactions

We have adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation Committee.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, only our Audit Committee will be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that our Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Stockholders Agreement

In connection with our initial public offering, on March 14, 2017 we entered into a Stockholders Agreement with TI IV, which, as further described below, contains certain rights for TI IV.

Consent Rights

For so long as TI IV beneficially owns at least 50% of our common stock, TI IV will have prior approval rights over the following transactions:

•	Any increase or decrease in the size of our Board of Directors

•

Any incurrence of indebtedness (other than (i) debt existing as of the date of the Stockholders Agreement or refinancing thereof, (ii) capital leases approved by our Board of Directors and (iii) intercompany debt) in excess of $10.0 million;

•

Any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of equity securities (including preferred stock) other than issuances (i) pursuant to an equity compensation plan, (ii) by a subsidiary to us or another wholly owned subsidiary or (iii) upon conversion of convertible securities or exercise of options or warrants outstanding as of the date of the Stockholders Agreement or issued in compliance with the Stockholders Agreement;

•

Any redemption or repurchase of our equity securities, other than (i) from any director, officer, independent contractor or employee in connection with the termination of the employment or services of such director, officer or employee as contemplated by the applicable equity compensation plan or award agreement or (ii) pursuant to an offer made pro rata to all stockholders party to the Stockholders’ Agreement;

•	Any material acquisition of the assets or equity interests of any other entity in any single transaction or series of related transactions;

•	Any fundamental changes to the nature of our business that involve the entry into any new line of business;

•	The adoption, approval or issuance of any “poison pill,” stockholder or similar rights plan by us or our subsidiaries or any amendment of such plan;

•	Any amendment, restatement or modification of our certificate of incorporation or by-laws;

•

Any payment or declaration of any dividend or other distribution on any of our equity securities or entering into a recapitalization transaction the primary purpose of which is to pay a dividend, other than dividends required to be made pursuant to the terms of any outstanding preferred stock;

•	Appointment or removal of the chairperson of our Board of Directors;

•	The consummation of a change of control or entry into any contract or agreement the effect of which would be a change of control; and

•

Our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the adoption of a plan with respect to any of the foregoing or the decision not to oppose any similar proceeding commenced by a third party.

The effect of the Stockholders Agreement will be that TI IV may maintain control over our significant corporate transactions even if it holds less than a majority of our common stock.

Composition of our Board of Directors

The Stockholders Agreement also provides TI IV with certain rights with respect to the designation of directors to serve on our Board of Directors. As set forth in the Stockholder’s Agreement, for so long as TI IV beneficially owns at least 50% of our common stock, it is entitled to designate for nomination a majority of our Board of Directors. When TI IV beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, TI IV is entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person. When TI IV owns less than 10% of our common stock but owns at least 5% of our common stock, TI IV is entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person, and (ii) one director.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement on March 14, 2017 that provides TI IV an unlimited number of “demand” registrations and customary “piggyback” registration rights, and provides certain members of our management with customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Services Agreement

We are party to a services agreement with TowerBrook, pursuant to which TowerBrook has performed and will perform management support advisory services, planning and finance services for us. Under the services agreement, we agreed to pay and reimburse reasonable out of pocket expenses to TowerBrook for conducting these advisory services. In fiscal year 2018, we reimbursed TowerBrook $79,469 in relation to these services.

Indemnification Agreements

In connection with our initial public offering, on March 14, 2017 we entered into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.

These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2020 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on March 8, 2020 unless the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or after June 6, 2020 in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2020 Annual Meeting of Stockholders, stockholders are advised to review our by-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 6, 2020 and the close of business on March 8, 2020 for the 2020 Annual Meeting of Stockholders. In the event that the 2020 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 6, 2020, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2020 Annual Meeting of Stockholders and no later than the later of (1) the 90th day prior to the 2020 Annual Meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the 2020 Annual Meeting of Stockholders, either by mail or other public disclosure.

All proposals should be sent to our principal executive offices at J.Jill, Inc., Attn: Secretary and General Counsel, 4 Batterymarch Park, Quincy, Massachusetts 02169.

We advise you to review our by-laws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent by-law provisions are available on request to the Secretary and General Counsel at the address set forth above.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Secretary and General Counsel by mailing a request to Attn: Secretary and General Counsel, 4 Batterymarch Park, Quincy, Massachusetts 02169. Upon written or oral request to the Secretary and General Counsel, we will promptly provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 as filed with the SEC is accessible free of charge on our website at www.jjill.com under Investor Relations—Financial Information—SEC Filings. The Annual Report on Form 10-K contains our audited consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of members’ equity and of cash flows as of February 2, 2019 and February 3, 2018 and the results of their operations and cash flows for the years ended February 2, 2019, February 3, 2018 and January 30, 2017. You can request a copy of our Annual Report on Form 10-K free of charge by sending a written request to J.Jill, Inc., Attn: Secretary and General Counsel, 4 Batterymarch Park, Quincy, Massachusetts 02169. Please include your contact information with the request.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 22, 2019

J.JILL, INC.

ANNUAL MEETING OF STOCKHOLDERS – JUNE 6, 2019

This proxy is solicited by the Board of Directors for use at the J.Jill, Inc. Annual Meeting of Stockholders on June 6, 2019 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 22, 2019, receipt of which is acknowledged hereby, does hereby appoint Linda Heasley and Vijay Moses, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution and revocation, for and in the name of the undersigned, to vote and act at the J.Jill, Inc. Annual Meeting of Stockholders to be held at 1 Batterymarch Park, Quincy, MA 02169 on June 6, 2019 beginning at 9:00 AM EDT and at any postponement(s) or adjournment(s) thereof, with respect to all of the shares of common stock of the undersigned, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all of the powers which the undersigned would possess if personally present and acting as set forth on the reverse. These proxies are authorized to vote and act in their discretion upon any other business that may properly come before the Annual Meeting of Stockholders or any postponement(s) or adjournment(s) thereof.

This proxy when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted as the Board of Directors recommends to the extent permitted by Delaware law.

1.1	(Continued and to be signed on the reverse side.)	14475

ANNUAL MEETING OF STOCKHOLDERS OF

J.JILL, INC.

June 6, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/JJill

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

⬛	20330000000000001000 8	060619

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1

AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

						FOR	AGAINST	ABSTAIN
1. To elect three directors				2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending February 1, 2020	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	☐ Michael Eck ☐ Linda Heasley ☐ Michael Recht

The Board of Directors recommends that you vote FOR the election of each of the director nominees listed in Proposal 1 and FOR Proposal 2. The shares represented by this proxy will be voted as specified herein, or if no choice is specified, such shares will be voted FOR each of the director nominees listed in Proposal 1 and FOR Proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

If you vote your proxy by Internet, you do NOT need to mail back your proxy card. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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